PZENA INVESTMENT MANAGEMENT, INC. ANNOUNCES
JUNE 30, 2017 ASSETS UNDER MANAGEMENT

New York, NY, July 7, 2017: Pzena Investment Management, Inc. (NYSE: PZN) today reported its preliminary assets under management as of June 30, 2017.

AUM for month-end June 2017, month-end May 2017, and month-end June 2016 are listed below:

Pzena Investment Management, Inc.
Assets Under Management1
($ billions)

	As of	As of	As of
	June 30, 2017	May 31, 2017	June 30, 2016
Account Type
Institutional Accounts	$18.7	$18.6	$14.3
Retail Accounts	14.8	14.5	11.1
Total	$33.5	$33.1	$25.4

Investment Strategy
U.S. Value Strategies
Large Cap Value	$10.0	$9.8	$9.2
Mid Cap Value	2.6	2.5	2.1
Value	2.0	2.0	1.8
Small Cap Value	1.5	1.4	1.2
Other U.S. Strategies	—	0.1	—
Total U.S. Value Strategies	16.1	15.8	14.3
Global & Non-U.S. Value Strategies
International Value	5.4	5.4	4.1
Global Value	5.3	5.1	3.6
Emerging Markets Value	3.7	3.7	2.1
European Value	2.8	2.9	1.1
Other Global & Non-U.S. Value Strategies	0.2	0.2	0.2
Total Global & Non-U.S. Value Strategies	17.4	17.3	11.1
Total	$33.5	$33.1	$25.4

Account Domicile
U.S.	$22.8	$22.5	$18.8
Non-U.S.	10.7	10.6	6.6
Total	$33.5	$33.1	$25.4
1 Numbers may be subject to rounding.

About Pzena
Pzena Investment Management, LLC, the firm's operating company, is a value-oriented investment management firm. Founded in 1995, Pzena Investment Management has built a diverse, global client base. More firm and stock information is posted at www.pzena.com.

Forward-Looking Statements
This press release may contain, in addition to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Forward-looking statements provide the Company’s current views, expectations, or forecasts of future events and performance, and include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as “anticipate,” “believe,” “continue,” “ongoing,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking.

Among the factors that could cause actual results to differ from those expressed or implied by a forward-looking statement are those described in the sections entitled “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the Company's Annual Report on Form 10-K, as filed with the SEC on March 13, 2017 and in the Company's Quarterly Reports on Form 10-Q as filed with the SEC. In light of these risks, uncertainties, assumptions, and factors, actual results could differ materially from those expressed or implied in the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this release.

The Company is not under any obligation and does not intend to make publicly available any update or other revisions to any forward-looking statements to reflect circumstances existing after the date of this release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

Contact: Gary Bachman, 212-355-1600 or bachman@pzena.com.